EXHIBIT 99.1
Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Third Quarter and First Nine Months of 2011

Newport, Rhode Island, October 21, 2011. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank”), today announced third quarter earnings for 2011.   For the quarter ended September 30, 2011, the Company reported net income of $278,000, or $0.08 per diluted share, compared to net income of $411,000, or $0.12 per diluted share for the quarter ended September 30, 2010.  For the nine months ended September 30, 2011, the Company reported net income of $1.0 million, or $0.31 per basic share and $0.30 per diluted share, compared to net income of $1.0 million, or $0.29 per diluted share for the nine months ended September 30, 2010.

During the first nine months of 2011, the Company’s assets increased by $8.9 million, or 2.0%, to $458.6 million.  The increase in assets was primarily concentrated in cash and cash equivalents, which increased by $20.2 million, or 215.4%, partially offset by a $7.4 million, or 15.8%, decrease in securities and a $4.2 million, or 1.2%, decrease in net loans.  The increase in cash and cash equivalents is due to principal payments received on mortgage-backed securities and an increase in deposits and borrowings. The loan portfolio decrease was attributable to a decrease in multi-family mortgages (a decrease of $4.7 million, or 20.7%), home equity loans and lines (a decrease of $3.1 million, or 13.3%), commercial mortgages (a decrease of $2.5 million, or 2.4%) and a decrease in commercial loans (a decrease of $483,000, or 29.5%), partially offset by an increase in residential mortgages (an increase of $5.2 million or 2.6%) and construction loans (an increase of $1.3 million, or 26.1%).

Deposit balances increased by $5.9 million, or 2.3%. The increase in deposits occurred in NOW/Demand accounts (an increase of $3.0 million, or 2.7%), savings accounts (an increase of $2.6 million, or 8.7%) and time deposit accounts (an increase of $2.0 million or 2.8%), partially offset by a decrease in money market accounts (a decrease of $1.6 million, or 3.2%).

Total stockholders’ equity at September 30, 2011 was $51.3 million compared to $49.7 million at December 31, 2010.  The increase was primarily attributable to net income and stock-based compensation credits.

Net interest income decreased to $3.7 million for the quarter ended September 30, 2011 from $3.8 million for the quarter ended September 30, 2010, a decrease of 2.1%.  Net interest income was $11.3 million for the nine months ended September 30, 2011 and September 30, 2010.  The decrease in the quarterly net interest income was primarily due to a decrease in the interest earned on loans and securities, partially offset by a decrease in the expense from deposits and borrowings.

As a result of the continued low interest rate environment, the average cost of interest-bearing liabilities decreased to 1.75% for the quarter ended September 30, 2011 from 1.99% for the quarter ended September 30, 2010, resulting in a $239,000 decrease in total interest expense.  The average balance of interest-bearing deposits decreased in the third quarter of 2011 from the third quarter of 2010 by $6.2 million, or 2.69%, and the average cost of interest-bearing deposits decreased by 34 basis points, resulting in a $205,000 decrease in interest expense on such deposits. The average balance of interest-earning assets decreased slightly by $47,000 in the third quarter of 2011, compared to the third quarter of 2010.  The average yield on interest-earning assets decreased to 5.30% in the third quarter of 2011, compared to 5.62% for the third quarter of 2010.  The Company’s third quarter 2011 interest rate spread decreased to 3.56% from 3.63% in the third quarter of 2010, a decrease of 7 basis points.

The average cost of interest-bearing liabilities decreased to 1.79% for the nine months ended September 30, 2011 from 2.08% for the nine months ended September 30, 2010, resulting in a $832,000 decrease in total interest expense. The average balance of interest-bearing deposits decreased in the first nine months of 2011, compared to the first nine months of 2010 by $2.0 million, or 0.90%. The average cost of interest-bearing deposits decreased by 34 basis points in the nine months ended September 30, 2011, resulting in a $588,000 decrease in interest expense on such deposits.  The average yield on interest-earning assets for the nine months ended September 30, 2011 was 5.31%, compared to 5.53% for the same period in 2010.  For the nine months ended September 30, 2011, the interest rate spread increased to 3.53% from 3.45% in 2010, an increase of 8 basis points.

Non-performing assets totaled $1.9 million, or 0.42% of total assets, at September 30, 2011, compared to $208,000, or 0.05% of total assets, at December 31, 2010.  Non-performing assets at September 30, 2011 consisted of two multi-family real estate mortgage loans totaling $1.1 million, one $550,000 residential mortgage loan and $255,000 of foreclosed real estate.  Net charge-offs were $525,000 and $412,000 for the quarters ended September 30, 2011 and 2010, respectively.  The loan loss provision for the three and nine months ended September 30, 2011 was $507,000 and $1.0 million respectively, compared to $387,000 and $781,000 for the three and nine months ended September 30, 2010, respectively. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The provision increased during the first nine months of 2011 compared to the first nine months of 2010, due to an increase in problem loans and charge-offs, partially offset by a decrease in the loan portfolio.

Non-interest income for the three and nine months ended September 30, 2011 totaled $650,000 and $1.8 million, respectively, compared to $606,000 and $1.5 million for the three and nine months ended September 30, 2010, respectively.   The $44,000, or 7.3%, increase in non-interest income for the third quarter of 2011 from the third quarter of 2010 is attributable to a $43,000 increase in fees earned on checking accounts. The $260,000, or 16.8%, increase in non-interest income for the first nine months of 2011 compared to the same period in 2010 is primarily due to the $70,000 increase in fees earned on checking accounts and no loss on sales of securities available for sale recorded in the first nine months of 2011, as compared to the $188,000 net realized loss on sales of securities available for sale recorded in 2010.  The loss on sales of securities available for sale in the first nine months of 2010 was due to the sale of the Bank’s entire holdings in one mutual fund, which resulted in a $267,000 realized loss, partially offset by gains on sales of other securities available for sale.

Total non-interest expenses totaled $3.4 million for each of the quarters ended September 30, 2011 and September 30, 2010.  For the nine months ended September 30, 2011, non-interest expenses totaled $10.5 million, an increase of $89,000, or 0.9%, compared to the same period in 2010.  The increase in non-interest expenses for the first nine months of 2011 compared to the first nine months of 2010 is attributable to increases in occupancy and equipment expense, data processing fees, professional fees and foreclosed real estate, offset by decreases in salaries and employee benefits, marketing costs and FDIC insurance costs.  The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating costs and an increase in depreciation expense in 2011 as a result of a relocation of an existing branch in the beginning of 2011.  The increase in the foreclosed real estate expense is a result of an overall increase in foreclosed real estate assets. The decrease in salaries and benefits is primarily due to a reduction in the stock-based compensation expense associated with option grants and restricted stock awards.  The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the 2010 period compared to the 2011 period.  The decrease in marketing costs is a result of management’s strategy to curtail marketing expenditures in 2011.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission (“SEC”) which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2011	December 31, 2010
	(Unaudited) (Dollars in thousands, except share data)
Cash and due from banks	$29,454	$8,194
Short-term investments	112	1,181
Cash and cash equivalents	29,566	9,375

Securities held to maturity, at amortized cost	39,594	47,021
Federal Home Loan Bank stock, at cost	5,730	5,730

Loans	355,493	359,721
Allowance for loan losses	(3,668)	(3,672)
Loans, net	351,825	356,049

Premises and equipment	14,820	14,477
Accrued interest receivable	1,389	1,413
Net deferred tax asset	2,810	2,600
Bank-owned life insurance	10,991	10,705
Foreclosed real estate	255	100
Prepaid FDIC insurance	744	1,052
Other assets	852	1,163
Total assets	$458,576	$449,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$266,981	$261,050
Short-term borrowings	-	3,000
Long-term borrowings	136,727	132,236
Accrued expenses and other liabilities	3,523	3,696
Total liabilities	407,231	399,982

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,696	50,435
Retained earnings	19,850	18,832
Unearned compensation (317,992 and 338,030 shares at
September 30, 2011 and December 31, 2010, respectively)	(2,501)	(2,864)
Treasury stock, at cost (1,389,572 shares)	(16,749)	(16,749)
Total stockholders’ equity	51,345	49,703
Total liabilities and stockholders’ equity	$458,576	$449,685

NEWPORT BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited) (Dollars in thousands, except share data)

Interest and dividend income:
Loans	$4,801	$5,032	$14,515	$15,057
Securities	489	583	1,570	1,844
Other interest-earning assets	15	10	31	16
Total interest and dividend income	5,305	5,625	16,116	16,917

Interest expense:
Deposits	419	624	1,390	1,978
Short-term borrowings	-	-	3	-
Long-term borrowings	1,153	1,187	3,439	3,686
Total interest expense	1,572	1,811	4,832	5,664

Net interest income	3,733	3,814	11,284	11,253
Provision for loan losses	507	387	1,029	781

Net interest income, after provision for loan losses	3,226	3,427	10,255	10,472

Non-interest income:
Customer service fees	519	476	1,467	1,397
Net gain (loss) on sales of securities available for sale	-	16	-	(188)
Bank-owned life insurance	92	101	286	303
Miscellaneous	39	13	56	37
Total non-interest income	650	606	1,809	1,549

Non-interest expenses:
Salaries and employee benefits	1,839	1,925	5,725	5,791
Occupancy and equipment	537	474	1,647	1,423
Data processing	406	371	1,167	1,120
Professional fees	147	118	433	352
Marketing	151	227	530	755
Foreclosed real estate	49	18	107	59
FDIC insurance	92	102	326	346
Other general and administrative	186	191	563	563
Total non-interest expenses	3,407	3,426	10,498	10,409

Income before income taxes	469	607	1,566	1,612

Provision for income taxes	191	196	548	599

Net income	$278	$411	$1,018	$1,013

Weighted-average shares outstanding:
Basic	3,321,079	3,387,850	3,314,766	3,510,245
Diluted	3,331,446	3,387,850	3,369,618	3,510,245

Earnings per share:
Basic	$0.08	$0.12	$0.31	$0.29
Diluted	$0.08	$0.12	$0.30	$0.29